Exhibit 23

Independent Auditors’ Consent

The Board of Trustees
First Potomac Realty Trust:

We consent to the incorporation by reference in the registration statement (No. 333-111691) on Form S-8 of First Potomac Realty Trust dated December 30, 2003 of our report dated February 14, 2004, with respect to the statement of revenues and certain expenses for the year ended December 31, 2002 of Alexandria Corporate Park.

McLean, Virginia
February 23, 2004